September 2007	Pricing Sheet dated September 20, 2007 relating to
Preliminary Pricing Supplement No. 375 dated August 28, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities and Commodities
Buffered PLUS due September 27, 2012
Based on the Performance of a Market Allocation Basket
PRICING TERMS – SEPTEMBER 20, 2007
Issuer:	Morgan Stanley
Issue price:	$1,000 (see “Commissions and issue price” below)
Stated principal amount:	$1,000
Aggregate principal amount:	$3,715,000
Trade date:	September 20, 2007
Original issue date:	September 27, 2007 (5 business days after the trade date)
Maturity date:	September 27, 2012
Interest:	None
Basket:	Basket Indices		Basket Weighting	Initial Basket Value
	S&P 500® Index		25%	1,525.75
	Dow Jones EuroStoxx 50® Index (the “EuroStoxx Index”)		15%	4,370.35
	Nikkei 225 Index		15%	16,312.611
	FTSE 100TM Index		15%	6,456.70
	Russell 2000® Index		10%	813.11
	Dow Jones-AIG Commodity IndexSM (the “Commodity Index”)		10%	177.215
	MSCI Emerging Markets Index (the “Emerging Markets Index”)		5%	1,161.14
	MSCI World Real Estate Index (the “World Real Estate Index”)		5%	222.53
Payment at maturity:
The payment at maturity per $1,000 stated principal amount will equal:
▪  If the basket percentage increase is positive: $1,000 + ($1,000 x basket percentage increase x leverage factor)
▪  If the basket performance factor is less than or equal to 100% but greater than or equal to 80%: $1,000
▪  If the basket performance factor is less than 80%: ($1,000 x basket performance factor) + $200, which will be an amount less than the stated principal amount

Leverage factor:	125%
Minimum payment at maturity:	$200 per stated principal amount
Maximum payment at maturity:	The payment at maturity is not capped
Basket percentage increase:
Sum of the products of (x) the final basket index value for each basket index minus the initial basket index value for such basket index divided by the initial basket index value for such basket index times (y) the basket weighting for such basket index

Basket performance factor:	Sum of the products of (x) the final basket index value for each basket index divided by the initial basket index value for such basket index times (y) the basket weighting for such basket index
Initial basket index value:
Each basket index (other than the Commodity Index): official closing price on the index business day immediately following the trade date
Commodity Index: official settlement price on the index business day immediately following the trade date

Final basket index value:	Each basket index (other than the Commodity Index): official closing price on the determination date Commodity Index: official settlement price on the determination date
Determination date:	September 20, 2012
CUSIP:	617446T41
Minimum ticketing size:	10 Buffered PLUS
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and issue price:		Price to Public	Agent’s Commissions(1)	Proceeds to Company
	Per Buffered PLUS	$1,000	$30	$970
	Total	$3,715,000	$111,450	$3,603,550
(1)        For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.
“Standard and Poor’s®,” “S&P®” and “S&P 500®” are trademarks of Standard & Poor’s Corporation.  “Dow Jones EuroStoxx 50®” and “Stoxx®” are registered trademarks of STOXX Limited.  Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), the publisher of the Nikkei 225 Index, has the copyright to the Nikkei 225 Index.  All rights to the Nikkei 225 Index are owned by Nikkei Inc.  “FTSETM” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license.  The “Russell 2000® Index” is a trademark of Frank Russell Company.  “Dow JonesSM,” “AIG®” and “Dow Jones–AIG Commodity IndexSM” are service marks of Dow Jones & Company, Inc. and American International Group, Inc., as the case may be.  “MSCI World Real Estate IndexSM”  is a service mark of Morgan Stanley Capital International Inc.  These trademarks and service marks have been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by any of the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the Buffered PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 375 dated August 28, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.